UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 29, 2015

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MVB FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

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WV     000-50567     20-0034461

(State or Other Jurisdiction  (Commission(I.R.S. Employer

     of Incorporation)    File Number)Identification No.)

301 Virginia Avenue, Fairmont, WV  26554-2777

(Address of Principal Executive Offices) (Zip Code)

304-363-4800

(Registrant’s telephone number, including area code)

N/A/

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

MVB Bank, a wholly-owned subsidiary of MVB Financial Corp., today opened a new branch location in Reston, Virginia.  The new Reston Branch, located at 1801 Old Reston Avenue, Suite 103, marks the company’s first full service location outside of West Virginia and the fifth banking office opened this year. This new banking location will complement the five MVB Mortgage locations throughout Northern Virginia and Washington, D.C. currently.

As the first financial service center for the company in Northern Virginia, the new MVB Reston branch provides full commercial and retail banking, wealth management, mortgage lending and insurance services to clients.

Led by Regional President, Jamie Nalls, the Reston branch has a team of knowledgeable bankers to assist and offer clients a traditional personal relationship banking experience as well as the latest technological conveniences, such as automated, interactive teller systems and an intelligent, deposit-taking ATM to increase client accessibility.

Along with leadership from Byron Schulze, Senior Vice President, Nalls noted the Northern Virginia market was primed for the introduction of a new client relationship focused financial institution.

In 2015, MVB Bank, the SBA Community Bank of the Year in the State of West Virginia, has launched five other banking locations, including new banking offices in Fairmont, West Virginia, at the I-79 Technology Park; in downtown Charleston, West Virginia; and in two acquired locations in the Eastern Panhandle of West Virginia, just outside the Washington, D.C. metro area.

A copy of the press release, issued October 29, 2015, is furnished as Exhibit 99.1 to this report.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit

No.

99.1Press Release,  issued October 29, 2015

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

October 29, 2015MVB Financial Corp.

By:  /s/ Larry F. Mazza

       Larry F. Mazza

       President & Chief Executive Officer

Exhibit Index

Exhibit No.Description

99.1Press Release, issued October 29, 2015